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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MAY 19, 1999
(TO PROSPECTUS DATED OCTOBER 26, 1998)



                                  $470,000,000
                                 (APPROXIMATE)


                                   CWABS, INC
                                   DEPOSITOR


                                     [LOGO]

                           SELLER AND MASTER SERVICER


                    ASSET-BACKED CERTIFICATES, SERIES 1999-2



                          ------------------------



     The Prospectus Supplement dated May 19, 1999 to the Prospectus dated October 26, 1998 with respect to the above captioned series of certificates is hereby amended by replacing the percentages for the Fixed Rate Loan Group and the Adjustable Rate Loan Group set forth in clause (B) of the definition of 'Stepdown Date' on page S-42 with the following percentages: 83.40% for the Fixed Rate Loan Group and 72.00% for the Adjustable Rate Loan Group.



                  The date of this Supplement is June 2, 1999